EX 99.(j)(2)

Consent of Ernst & Young LLP, Independent Registered Public
Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment No. 38 to the Registration Statement (Form N-1A, No. 033-13019) of Van Eck Worldwide Insurance Trust and to the incorporation by reference of our reports dated February 19, 2009 on Worldwide Bond Fund and Worldwide Real Estate Fund, February 24, 2009 on Worldwide Absolute Return Fund and February 25, 2009 on Worldwide Emerging Markets Fund and Worldwide Hard Assets Fund (the Funds comprising the Van Eck Worldwide Insurance Trust) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2008.

                               ERNST & YOUNG LLP

New York, NY
April 17, 2009